SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  February 2, 1999


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events


  Caterpillar to Acquire 100 Percent Ownership of F.G. Wilson;
          Emerson Electric to Acquire Kato Engineering

     On February 2, 1999, Caterpillar Inc. and Emerson Electric Co. announced that they have reached agreements in principle for Caterpillar to acquire Emerson's equity interest in F.G. Wilson, a leading packager of diesel-powered generator sets, and for Emerson to acquire Kato Engineering, a major supplier of electric generators, from Caterpillar.
     Caterpillar Chairman and Chief Executive Officer Glen A.
Barton and Emerson Chairman and Chief Executive Officer Charles
F. Knight made the announcement jointly today.
     "These strategic moves further strengthen the relationship between Caterpillar and Emerson as leaders in the growing electric power generation business by allowing each company to expand its capabilities within their areas of expertise," Barton said. "As the worldwide leader in the growing electric power generation business, Caterpillar's sole ownership of F.G. Wilson significantly enhances our ability to efficiently serve a much broader range of customers."
     "These agreements will strengthen Emerson's global position in the generator market and further establish our company as a strategic supplier to Caterpillar for a broad range of electrical equipment and components," Knight said.
     The parties agreed not to release terms of the agreements.
The acquisitions are contingent upon negotiating finalizing agreements and receiving applicable regulatory approvals.
     Caterpillar took an equity position as a joint venture partner with Emerson in F.G. Wilson in 1996. Caterpillar purchased Kato Engineering from Rockwell Automation in second quarter 1998.
     "These moves will benefit Caterpillar customers and stockholders, who have already seen the value of the F.G. Wilson joint venture over the past three years," Barton said.
     Caterpillar, headquartered in Peoria, Illinois, is the world's largest manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. The company's growing engine business accounts for more than 30 percent of total company sales, which totaled nearly
$21 billion in 1998.
     F.G. Wilson, based in Larne, Northern Ireland, was acquired by Emerson in 1994 and is a leading United Kingdom exporter.
Emerson Electric Co., headquartered in St. Louis, Missouri, manufactures a broad range of electrical, electronic and related products for commercial, industrial and consumer markets.
Fiscal 1998 sales totaled $13.4 billion.




SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                       By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  February 4, 1999